Conference Call Transcript
GulfMark Offshore 4th Quarter Earnings Call
Event Date/Time: February 23, 2009, 9:00 AM ET

CORPORATE PARTICIPANTS

David Butters
GulfMark Offshore - Chairman

Ed Guthrie
GulfMark Offshore – EVP and CFO

Quintin Kneen
GulfMark Offshore - Senior Vice President – Finance and Administration

Bruce Streeter
GulfMark Offshore - CEO and President

CONFERENCE CALL PARTICIPANTS

James West
Barclays Capital

Michael Ainge
TIAA CREF

Pierre Conner
CapitalOne Southcoast

Brad Cragin
Estabrook Capital

PRESENTATION

Operator:
Good morning ladies and gentlemen.  My name is Lori and I will be your conference operator today.  At this time I would to welcome everyone to the GulfMark Offshore Fourth Quarter Earnings Conference Call.

All lines have been placed on mute to prevent any background noise.  After the speakers' remarks there will be a question and answer session.  If you would like to ask a question during this time simply press star then the number one on your telephone keypad.  If you would like to withdraw your question press the pound key.

It is my pleasure to turn the conference over to the Chairman of the Board, Mr. David Butters. Mr. Butters, please go ahead.

David Butters:
Thanks, Lori, and welcome everyone to GulfMark Offshore Fourth Quarter 2008 Earnings Conference Call.  This morning I hope we can dispel some of the fear and uncertainty surrounding the markets in general and the offshore supply market in particular.

Our fourth quarter results, as you know have been good if not great and we have a fair degree of confidence of the results that we will be showing for the full year 2009.  Now to that end we have this morning Ed Guthrie and Quintin Kneen who will cover the financial aspects of our performance in the fourth quarter, and Bruce Streeter will then come on and talk about the markets in general and our performance and outlook.

So Ed, why don’t you take it from here?

Ed Guthrie:
OK, thank you, David.  First of all, I would like to dispense with the formalities, the forward-looking statement.  This conference call will include comments which are forward-looking statements within the meeting of the Private Securities Litigation Reform Act of 1995.

These statements involve known and unknown risks, uncertainties and other factors.  These risks are more fully disclosed in our filings with the SEC and the forward-looking statements by myself, Quintin, Bruce and David on this conference should not, therefore, be regarded as representations that the projected outcomes can or will be achieved.

Having dispensed with the formalities, I think one of the things we normally focus on is sequential quarter-to-quarter performance, but I think there are a few things that we need to point out with respect to the year before we get into the normal analysis.

We did achieve record EPS of $7.56 for the year. That’s excluding our vessel sales that amounted to $6.13, way above our previous record earnings per share.

Despite the divestiture of five older vessels throughout 2008, the owned fleet grew 51 percent in the year from 47 vessels to 71 vessels through the addition of seven new build delivers and the 22 Gulf of Mexico vessels acquired at mid-year.

The Rigdon acquisition at mid-year provided approximately one third of the operating income in the second half of the year and is to continue to provide solid results.

Moving on to the quarter as we indicated in the press release several records were established in the fourth quarter.  Again, earnings per share of $2.35, or $1.72 excluding our vessel sales, were achieved.

Utilization in the quarter in both the North Sea of 96.8 percent and Southeast Asia of 99.2 percent established new records, in part due to lower dry dock activity, but primarily due to solid contract cover resulting from term contracts.

The operating margin in the fourth quarter of 47 percent exceeded all previous quarters in the year despite a slight fall off in revenue.  Comparisons of the fourth quarter of 2008 to the same quarter of 2007 are highlighted in the press release and will be further detailed in our 10-K which will be filed later this week.

With that, I’ll then compare the results revenue for the quarter was down slightly $2.7 million or 2.2 percent.  As noted in the press release the Americas region was up some $4.2 million or 9.4 percent, while both the North Sea and Southeast Asia were down a combined $6.9 million with most of the decrease coming from the North Sea.

The Americas was up due primarily to the added new vessels that were delivered in the quarter and higher utilization.  The North Sea decrease was a result of a number of factors.  The day rates were actually higher in the quarter in the currencies in which they were earned before the impact of FX.

The dollar strengthened as we indicated in the – against both the pound and the kroner, and the result would have been approximately a day rate of $25,600 before currency FX, versus $21,200 roughly after currency FX.

The results of that decrease was about $9 million which was directly attributable to the currency, the strengthening of the dollar versus the pound and the krona.  Utilization actually improved to record levels and contributed four million of increased revenue primarily as a result of both the anchor handlers that went to West Africa, attaining virtually 100 percent utilization in the fourth quarter versus much lower utilization in the third quarter.

The balance of the fall off in the North Sea revenue was due to lost revenue from the sale of the vessel that occurred early in the quarter.  Southeast Asia was down just slightly $0.7 million to $20.4 million in revenue.  The primary reason there was the loss in revenue from the sale of one vessel in the quarter and a full impact of a vessel that was sold in the third quarter.  Partially offsetting were the impacts of higher day rates and improved utilization.  Bruce will talk more later about sector day rates in his portion of the presentation.

Our operating costs of $39.8 million were down some $6.6 million.  Lower operating and repair costs coupled with the positive effects of the currency moving in the quarter accounted for $5.5 million of that decrease.  Bareboat fees also decreased some $2 million during the quarter from the third to the fourth quarter.  Partially offsetting was the cost of the newly delivered vessels of $0.9 million so roughly a $40 million operating cost run rate.

Dry dock expense in the quarter was down some $2 million from the third quarter to $1.5 million as dry dock days decreased from 29 – to 29 from 88 in the third quarter.  We completed 18 dry docks for the year one less than in 2007.  Quintin will talk more later about the dry docks.

SG&A at $10.9 million as a percent of revenue was still in the nine percent range and essentially was unchanged from the quarter and within the estimates that we provided in the third quarter call.

Depreciation expense was actually down in the quarter $0.9 million and that was virtually due to the impact – the favorable impact of currency on depreciation expense.

Operating income, then, of $73.1 is the highest in the company’s history.  It included vessel sales of $16.1 million from the sale of the North Fortunate in the quarter as we had indicated in the previous third quarter call.  When we look at the currency impact you remember we talked about a $9 million hit on the revenue line, but of course, it also effects both operating costs, depreciation and G&A.  So the net impact on the fourth quarter versus the third quarter was about 21 cents or roughly $5 million.  It will be difficult, as always, to predict exactly what’s going to happen currency going forward.  But I think it’s always helpful to have the net effect on the operating income line.

Our interest expense of seven million was $1.9 million higher during the fourth quarter than the third quarter and is primarily due to a reduction in capitalized interest as new vessels delivered the third quarter and a new build progress payments were minimal in the fourth quarter.

Our interest income was essentially unchanged, and our other was actually at a swing of almost $3 million.  If you remember correctly at the third quarter, we had a settlement on a tax claim in Brazil which accounted for the majority almost $2.4 million in the third quarter as income.  So swing was almost $3 million and that was related primarily to currency effects in the fourth quarter.

Our tax expense and rate in the fourth quarter was about nine percent.  It was slightly above the nine percent, rather, than we had estimated for the fourth quarter.  This was due primarily to increased earnings from higher rate jurisdictions and the provision protection for statutory rates for some income that potentially could fall outside of the time stacks.  Our own going rate is still expected to be about 10 to 12 percent depending upon the mix of income from higher versus lower rate jurisdictions.

I think that fairly well wraps up the actual results and I’ll now turn the call over to Quintin to discuss some more detail in the dry dock program, cap ex, our financial position, debt structure and contract cover.

Quintin Kneen:
Thank you, Ed.  As Ed indicated we had 29 dry docks for the quarter and dry dock expense for the quarter was approximately $1.5 million.  Those amounts are wider than our quarterly average.  We had anticipated doing three dry docks for Q4 and we ended up performing two.  For the year, we performed 18 dry docks that resulted in 368 dry dock days.  These were done for a total cost of $11.3 million.

In Q1, we are estimating that we will have five dry dockings, three in the North Sea and two in Southeast Asia.  We expect that they will result in 92 dry dock days and cost approximately $3.5 million.  We are currently estimating that we will perform 22 dry days for the entire year of 2009 and that they will result in approximately 450 dry docks days and will cost approximately $20 million.

Capital expenditures for the quarter totaled $15.5 million.  That represents primarily the ongoing product rush payments under our new build program.  We took delivery of one vessel in the fourth quarter, the Mako, that we mentioned on the Q3 call and we took deliver of the Swordfish just last week.  The Swordfish is a 176-foot crew boat.  Both of these vessels will be operating in the Americas operating segment.

As of year end we had 12 vessels still under construction.  We expect to deliver six in 2009 and six in 2010.  For the five remaining vessels we expect to deliver in 2009 we anticipate one more delivery in Q1, two in Q2, and one in Q3 and one in Q4.  Estimated capital expenditure requirements for the new build program in 2009 is approximately $111 million.  The capital requirement in 2010 for the new build program is estimated to be approximately $57 million and that will complete the requirements under the current new build programs.

Interest expense during 2009 is expected to be approximately $25 million.  Required principle payments pertaining primarily to the amortization of the senior facility total approximately $20 million.  Cash on hand today is approximately $111 million and cash on hand in year end was $108.8 million.  We anticipate that the capital expenditure requirements and the debt service requirements that I just spoke of will be satisfied through cash on hand and cash from operations in 2009.

All totaled net debt decreased by $67 million since September 30 combined with the $90 million of repayments we made during the third quarter our cash generation is on track with the aggressive pace we set for ourselves to be able to pay off the debt resulting from the acquisition of Rigdon Marine by the end of 2010.

Now, you will notice that we did not make any significant repayments on our revolving credit facility during the fourth quarter.  Instead, we elected to build cash.  I expect that we will begin to repay the revolver again during the second quarter as it’s certainly not my or our desire to hold unnecessary amounts of cash.  We just felt that given the turmoil in the credit markets that holding cash was the best alternative over the past few months.

At year end the senior notes represented $159.6 million of our outstanding indebtedness and there is $84.3 million out standing under our $175 million revolving credit facility.

Quintin Kneen:
The outstanding balance on the senior facility is $153 million and the subordinate facility outstanding balance remains at $85 million.  Total outstanding indebtedness is therefore $481.9 million and net of cash, the balance at year end was $381.1 million.

Overall contract cover for 2009 stands currently at 65 percent, that’s a decrease from what the 2008 outlook was at this time last year.  A major component of the decrease results from our entry into the U.S. Gulf of Mexico market.

Typical contract period in the Gulf of Mexico market is much lower than in other areas of the world such as the North Sea.  Consequently, you will notice the significant decrease in the contract cover for our Americas operating segment.

Nonetheless, even after adjusting for the impact for our entry into the Gulf of Mexico, overall contract cover is down.  That said it’s still over the opening year level that we had in 2007 and 2006.  Two thousand and eight was just an extremely good year in terms of forward visibility.  Not surprisingly, forward visibility has diminished somewhat over the past six months.

With that, I will transfer the call over to Bruce to give more detail on the current market conditions and more perspective on our plans for 2009.

Bruce Streeter:
Thank you, Quintin.  I’m sure most everybody is interested in our forward outlook and I suspect that they pass quickly over what we did and what we accomplished in 2008, but 2008 is important for a number of reasons.

Particularly 2008 gave us the opportunity to expand in our market range adding the Gulf of Mexico and it also gave us the opportunity to build cash, build and protect balance sheet at the same time that we expanded our customer base and we expanded our capacity and ability to generate cash as we moved forward.

There is no question that 2009 provides a difficult economic scenario and that everyone today faces them and that there is no way that a weak oil price does not impact our business.

However, we have and continue to build a strong company with a correspondingly strong balance sheet and a modern forward-directive fleet built to sustain us through weak periods, enable to lift results in strong markets as they develop and we demonstrated that with the outstanding results in 2008.

Our focus has always been on establishing long-term relationships and reliable contract coverage.  This often means that we miss the high points and generally the low points in markets, thus looking ahead at 2009 at the expressed run rates we would hope it less so on us than on others.

Today we have strong contract coverage.  Our forward contract position is to some extent dependent on options being taken but less so today than in recent times.  We view our customer base as strong and as our fleet has expanded that customer base has expanded as well.

Obviously as you can see from the results we have a strong focus on cost and a belief in evaluating how and when it is best to make expenditures.  You can see that in the fourth quarter we benefited on the cost side from currency in certain locations, but the cost control in areas where our effective currency is the dollar shows the effort in the overall benefit.

You cannot win it for tough times; you must make cost discipline an ongoing part of operations.  Both Ed and to some extent Quintin highlighted the impact of selling the older, less capable ships and – which allowed us to reinvest the money in the future.

You’ve seen the gains on sale but in most cases I’m sure you’ve glossed over those and moved ahead.  In reality the decision to sell vessels, especially in strong markets, means that you give up near term earnings for future benefit.  We have done that and this has allowed us to purchase vessels timely when pricing was right, allowing us to have vessels that cost less than competitive units purchased later in the cycle.

Couple pricing with operating efficiency, a strong interest in safety culture and the result is we can be competitive in a tough environment.  OK.  We’ve said that we have good equipment, a strong cost control practice and a very effective safety culture.  Even with all of that we’re not in the best of economic times and we have seen the price oil fall dramatically.

Some customers will have concerns about creditors, others will have difficulty with viability of specific projects at today’s prices and everyone wants to know when the recovery in oil price will come.  It may come quicker than one expects; it may be a long way off.

Clearly it is not coming in the next quarter or two, so our strategy is to build cash, protect the balance sheet, maintain contract position, improve vessel and fleet characteristics and be prepared as and when improved opportunities and dynamics develop.  Strong contract cover gives us a head start on that concept.

We have now built the cash on hand to a point where it is above $100 million.  Our CapEx requirements are reduced from previous years and our view is that we can maintain a high cash balance while paying for CapEx and to some extent reducing debt.

The first quarter of each year tends to be our weakest.  This year the short-term market in the U.S. Gulf and the spot market in the North Sea are weak.  To some extent that is seasonable and normal, but the weakness is surely exacerbated by economic and oil price concerns.

Through the strong balance sheet we can afford to continue our normal practice with accelerating dry docks into the first quarter.  This year we currently have five vessel schedules, but based on the dry dock plan unless we move up further units this will be an average quarter.

Two ships have completed DP upgrades so far this quarter and one more is scheduled to finish before the end of the quarter.  We mobilized two vessels back to the North Sea a contract end at our cost and we have had three vessels that lost significant time for maintenance and repair during the first quarter.

Additionally we are discussing further vessel sales which could result in fewer vessel days available for charter.  The intent is to use the first quarter to set up the forward quarters and we are doing it at a time when revenue pricing is working against us.

However, the bulk of our business continues to be based on term contracts and we do not generally see the wide gyrations in vessel pricing the analysts have referred to.  Most of the pricing that we look at I think is based on spot market results and those tend to be much wider and much different than what actual term contracts generate.

As an example we have vessels trading in short term in Asia, but not many and we have the first two of the Keppel anchor-handlers delivering over the next two quarters in Asia.  In both cases we expect those vessels to go on term contracts or – at or shortly after delivery.  Overall we have seen no real change in pricing for our equipment in Asia.

In the North Sea our spot exposure will be from three owned vessels at various times during the quarter and one managed pool vessel.  However, two of the dry docks, two of the DP upgrades, the two mobilizations, and one of the vessels doing extensive maintenance, were in this group of vessels that will be at some point in time in the spot market.

And thus, while we do have spot market exposure it is not of the level that one might expect.  The rest of the vessels continue to be on term contracts under rate structures that have been developed over a long period of time and we expect reasonable stability in that marketplace.

In the Gulf of Mexico the crew boats tend to roll over fairly quickly and we do have two of the GPA 654 class in the spot environment.  Once again the majority of our vessels are trading term contracts, stable relationships with good customers.

In Brazil our next roll over is not until the second quarter so while we do have short-term market exposure in some parts of the world and some level of risk on existing contracts, our base line cash flow is strong.

Our development continues and 2009 is unlikely to set any records.  It is not going to stop us from building a more valuable company as we move forward.  Our presentations for a number of years has focused on the growth of our fleet, providing much of the increase in earnings potential.

The new vessels added tend to bring the majority of the increase to earnings year-over-year.  That continues in 2009; we will have the full year benefit of the GulfMark Americas vessel and the new built vessels that were built in 2009.

This year we continue to add vessels with the two anchor handlers in Asia that I have already spoken of, three crew boats will deliver in the Gulf completing the rigged and construction plan.  One of those vessels has now delivered and will be in the market shortly and the other two will be added over the course of the summer.

Late in the year we will add two PSVs.  New vessels offset by any further vessel sales will continue to be an integral of our earnings growth.  Two thousand and eight was a great year; no one expects the same for 2009.

However, if we are realistic and if we understand our potential we can do as well or better than anyone expects over the course of this year, and we’ll be better positioned to quickly to take advantage of market improvement.

Our view is that you do not create a company for the short term and those that understand the best our development will benefit the most. At this point we’re ready to turn it over for questions.

Male:	Lori, would you …

Operator:
Yes.  Thank you very much.  I would like to remind our participants if you have a question you may signal us at this time by pressing star one on your telephone key pad.  Once again if you have a question please signal by pressing star one.

We will take today’s first question from James West with Barclays Capital.

James West:	Good morning guys.

Bruce Streeter:	Morning.

James West:
Ed, in the past I believe you've given a number on your conference calls, you quoted vessel EBITDA and this would be either the EBITDA or the cash flow associated with your contract coverage.  I apologize if I missed that but I was hoping we could get that number for 2009.

Quintin Kneen:	The number is $212 million for 2009.

James West:
OK, that's helpful, thanks.  Then I guess, certainly we could probably back into it, but if we look at that contract coverage, perhaps by region, are the rates in the contract, the forward coverage for '09, are they consistent with market rates as of the fourth quarter, day rates?

Bruce Streeter:
Tricky question, I would say you have to keep in mind that even though people consider that rates are under pressure that we have vessels that are on fairly long-term contracts.  Many of them come up for renewal or opportunities to reposition based on rates that were fixed when rates were well below where the market is today.

So you – but at the same time, you also have shorter term contracts; some of those were higher rates than you would expect today so you're going to have a mix.  We see some positive opportunities for growth in rates no matter what the market level is and some where there's a risk to the rate.

James West:
OK, and then Bruce, looking at the Brazil clearly there has been a lot focus on that market.  Recently you guys have been successful in moving some assets in, given that they're, Petrobras, is likely to announce the number of rig, helicopter and supply vessel contracts for the next several months.

I was wondering if you could tell us how you see that market unfolding perhaps over the next two to three years and then what kind of role do you think GulfMark will play?

Bruce Streeter:
Well, first off you know there's the question of the impact of new construction vessels and I think that's still some way away.  The first Petrobras tender is out.  They're looking at results which I think are probably well above what they expected.  There seems to be no quick response, but even if those vessel contracts are awarded the deliveries will be you know 2011 or later probably.

At the same time their drilling fleet continues to expand.  They have difficulty as far as adjusting to the size of demand based on the logistics, the size of logistics base, but clearly they have a continuing need for additional equipment and you know we'll continue to see opportunities there.  I think we're better focused to take advantage of those opportunities with the fact that our fleet is expanded to where we have vessels that are closer.

At the same time, I think that you do see some growth in the demand from the international operators.  Now there are a number of construction projects that will occur in the second half of this year and into the first half the next year.  There's no available equipment in Brazil to handle this so that equipment will come from outside the region.  Brazil clearly is an area of expanded demand.

James West:	OK, great. Thanks guys.

Operator:	Our next question comes from Michael Ainge with TIAA-CREF.

Michael Ainge:
Hi, I just wanted to ask a question on the contract cover going into 2010.  I guess sort of similarly to the 2009 numbers, the 2010 numbers are a little lower than they were you know last year looking forward.  And then maybe more meaningfully lower; I don't know.

But in any event I just wanted to sort of get a feel for what your strategy was as far as getting you know 2010 vessel days under contract and then how things look in terms of day rates and whatnot?

Bruce Streeter:	Well, I think that the number in 2010 is lower. I think it's 34?

Quintin Kneen:	Yes.

Bruce Streeter:
Approximately 34 percent.  But at the same time we have a number of contracts in relationships that I would expect to end up you know continuing to turnover as long as there aren't significant changes in the customer's you know capital base and their ability to continue.

I don't think that we're particularly surprised or concerned about 2010 contract coverage.  I think against most of the years historically it's above what we've had at this point.  Part of that is that the newer vessels tend to generate longer-term contracts.

But for instance you know the two new vessels in Southeast Asia, we don't add those into the term coverage until their delivered and on contract and both those will provide added coverage in 2010.  So you know we will – we're not at this point you know particularly concerned that 2010 coverage is anywhere outside of where it should be.

Michael Ainge:	OK.

Quintin Kneen:
And one thing that I might add is the average contract length in years for example in the North Sea, at the end of 2007 we were looking at 2.2 years for 2008 and now we're looking at 2.4 years for 2009.  So even though the contract for 2010 is down it's actually going out a little bit longer.  So we're getting a little bit more tenor and it's obviously something that we're focused on.

Michael Ainge:	Is that a sort of extension in contract terms, you just mentioned the North Sea right there, is that something that's happening in other basins as well?

Bruce Streeter:
I would say to some extent you know Southeast Asia, as you get newer equipment into the marketplace and you get more specific definition of programs you're seeing vessels on hire for longer term contracts.

But if the market today were first off you know some people have concerns about their capital budgets, others expect rates to go down, some are more concerned with identifying equipment for the long term, so there's some mix of expectations and that means that there's a mix of tendering periods.

Michael Ainge:	OK, thank you.

Operator:	Our next question comes from Pierre Conner with Capital One Southcoast.

Pierre Conner:	Good morning, gentlemen.

Bruce Streeter:	Morning.

Pierre Conner:
Hey Ed, if I could, you mentioned the – when you spoke about OpEx and actually on the, quite a good job on controlling those costs, $40 million run rate and was that meant to be sort of a quarterly guidance expectation on a vessel days basis I'm assuming, of course additional vessels I understand would increase it?

Ed Guthrie:
Right, they will increase it obviously, Pierre, as those new vessels are delivered throughout the year but you know as a baseline I think we're relatively comfortable with that level.  Now remember that's based on the exchange rate that was in effect for the fourth quarter.  If that changes it will obviously impact our cost numbers too; it will go up if the dollar weakens.

Pierre Conner:	I understand …

Bruce Streeter:
Pierre, and the other thing is just remember we are putting more emphasis on getting costs out of the way in the first quarter so I would expect that you're going to see it a bit higher in the first-quarter and then drop back in the second and third

Pierre Conner:
OK, that's helpful.  I guess on the contract coverage, as I recall, it was $204 million for '09 at the time of the last quarterly update and I think what you said was $211 so correct me if I got the numbers wrong.

But I was wondering if that should have been more and so my question's was there – did you experience any cancellations during or deferrals or pushed out during the quarter of your past coverage?

Bruce Streeter:
We've had one customer who had some financial difficulties and curtailed operations and ended up with terminating the contract and returning the vessel to supply duties and putting it in a different contract in the Gulf of Mexico.

We obviously have to stay very close on receivables and contract positions.  So that did take some forward contract coverage away.  We have you know a shorter term contract as opposed to you know a two year contract in that scenario.

So you know we are going to see some of those things but …

Pierre Conner:	Sure.

Bruce Streeter:	I …

Ed Guthrie:
Yes, I'd point out one other thing too, Pierre, and that is this, that we – when we run our contract coverage forward we also change the exchange rate.  So what you might have had at the beginning of the third quarter or when we had the third quarter call has now changed, because we've dropped that exchange rate.

Bruce Streeter:
Yes it's you know the strong dollar has had an obvious effect and you know I don't know how long it will strengthen.  But basically our contract structure appears to be very good.  You know we we’re watching closely and as I said we've had one.  But generally rate structures have held.  Pricing is reasonable in contract you know continuation appears to be there.

Pierre Conner:
OK.  Now you mentioned that the two deliveries in Southeast Asia, I think that's the Cherokee and Comanche they're – have contracts that will go into coverage when they get delivered, they're not in there now.

So my question related is in the Gulf of Mexico the, I guess it's the Tiger, the Black Tip, they – do they have contacts currently that they'll be delivered against?  Are they already contract or will you be working to find contracts for the vessels?

Bruce Streeter:
No, I mean the -– a couple of the crew boats have fairly long-term contracts.  Most of them are on shorter period.  And I wouldn't expect that we'll even start marketing the last two until probably May or June.  So they do not have any contracts.

Pierre Conner:
OK.  The related you mentioned them, and I missed and I apologize, is to the vessel, you do have one rolling over in Brazil in the second quarter.  And then I think you mentioned how many you thought out of the legacy Rigdon fleet would roll over in the Gulf of Mexico you know that you'd have opportunity to re-contract.

Bruce Streeter:
But we have right – as of today we have two of the 654s, the 4000 barrel liquid mud vessels are basically into short-term market.  And as we head into the you know second quarter we’ll have others that will you know roll to hot you know further opportunities or resets from where their previous rates were and/or enter the short-term market.

But right now there's – all of the 5000 barrel liquid mud boats are fixed to term rates.  And it's essentially the 4000s that there are rollover potentials on.  Later in the summer we'll see some availability of 5000s potentially.

Pierre Conner:	OK. I think that's it I'll turn it over to see if anybody else has anything. Thank you. Thank you, gentlemen.

Male:	Thanks, Pierre.

Operator:
Once again, I'd like to remind our participants if you have a question please signal by pressing star one on your telephone capital – on your telephone keypad.  We’ll take our next question from Brad Cragin with Estabrook Capital.

Brad Cragin:
Yes, just given the step up in cash flow that you guys are seeing, what kind of cash balance do you think you need to maintain going forward and what are your latest thoughts about the possibility of a share repurchase or even a potential dividend?

Bruce Streeter:
Obviously it's you know current prices, share repurchase sounds pretty good to me.  But basically, what we have done is we have built cash and let cash sit on the balance sheet which doesn't sound like a good financial policy, but given the amount of turmoil and concerns about the banking sector we felt that it was necessary.

Obviously we do expect and we are seeing a very strong cash build and as the cash builds continues we have indicated we will start you know paying down debt.  But we will carry a fairly significant cash number until we’re sure that we have a stable environment that we can live with.

However, as we continue to build cash we’ll be looking at opportunities for reinvesting.  That's historically been the best use of our capital.  But at the same time we have a much stronger balance sheet, a much wider fleet, a much stronger cash flow than we've ever had before.

So logically we can look at the sustained capital build and I'm sure that as the year develops and as the future continues we will be looking seriously at the concept of dividends.

Brad Cragin:	And is there anything in particular you need to see in terms of you know road markers along the way that would you know make you more willing to ship that, that use of cash?

Bruce Streeter:
Our primary banks have you know have been very close to us.  They continue by-and-large to be reasonably stable and to continue give us strong indications of support and so we’re not particularly worried, if you will.

But the wider scope of the banking environment is such that you know we want to see stability in the banking sector before we’re willing to make a lot of changes.  We’re certainly not willing to risk our balance sheet on the current environment but when we see some level of stability then obviously we’re going to react fairly quickly.

Brad Cragin:	Great, thank you.

Operator:
Once again if anyone has a question please signal by pressing star one on your telephone keypad.  Once again if you have a question please signal by pressing star one.  We'll pause a moment to see if there are additional questions.

Gentlemen, at this time there are no further questions. I'll turn the conference back over to you for any additional or closing comments.

David Butters:	Thanks, Lori, and I want to thank everyone for joining us this morning. Look forward to seeing you in a few more months. Thank you.

Operator:	Thank you very much ladies and gentlemen for joining today's Gulf Mark Offshore conference call. This concludes your conference. You may now disconnect.

END